UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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8point3 Energy Partners LP

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First Solar, Inc.

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The following are transcribed excerpts from First Solar, Inc.’s February 22, 2018 webcast on its fourth quarter and full year 2017 financial results:

Mark R. Widmar – First Solar, Inc. – CEO and Director

Lastly, as recently announced, 8point3, our joint venture YieldCo with SunPower, has entered into a definitive agreement to be acquired by Capital Dynamics. This agreement follows a comprehensive, multi-phased process where more than 130 parties were contacted or expressed inbound interest. And while multiple structures were considered, based on the extensive nature of this process, we firmly believe the transaction with Capital Dynamics represents the most compelling option for all shareholders.

With committed acquisition financing and Capital Dynamics’ proven track record of acquiring renewable projects, we are confident this transaction will close. We expect net proceeds from the sale of our interests in 8point3 of approximately $230 million. Please note that the actual net proceeds upon – we will receive upon closing will depend on the day when the transaction actually closes. Upon closing of the transaction, the $50 million promissory note associated with our sale of interests in the Stateline Project to 8point3 will be repaid.

***

Vishal B. Shah – Deutsche Bank AG, Research Division – MD and Senior Analyst

Mark, can you maybe talk about the margin guidance? Is it just Series 4? Or is it something else that’s driving the margin outlook for this year? And also relative to the 201 case announcement, have you seen any change in pricing for your products? Have prices gone down or up relative to what you guys were looking at late, late last year? And then as far as the 8point3 announcement goes, you guys at the time made some comments around a challenging outlook for the utility-scale power market just in terms of the fall of pricing, et cetera. So what’s your sense of how the margins in the utility-scale market are looking right now relative to – with the time of the Analyst Day?

***

Alexander R. Bradley – First Solar, Inc. – CFO

Yes. So Vishal, regarding the margins, I mean, the margin profile that we gave at our Analyst Day I think still holds. So what you’re seeing is perhaps a slight increase in margin, but this here is a function of some of the systems projects that we have. We’re still pleased where the margins are in Series 4 products, which are in line with what we guided to in December. Around 8point3 and the challenging outlook potentially at that utility-scale market, I’d say, look, as Mark mentioned in his prepared remarks, we ran a very comprehensive process. Over 130 potential buyers were contacted. And while we clearly would have liked to have got to a better outcome in terms of price, we do believe it’s the best deal out there in the market. But it’s a little bit different from how we look at future utility-scale deals. So there’s a bit of a difference in that situation. At the time we were out marketing 8point3, you had NRG Yield was also in the market, which added a little bit in terms of a less competitive situation. You’d always rather have less assets rather than more in the market at the same time. We also had the Southern Company that owned the majority interest in a lot of the projects in 8point3 were out marketing a piece of their broader solar portfolio at the same time. 8point3 has minority ownership in some of the projects, and therefore, that’s different to a buyer who can purchase a new project outright and have a controlling interest. You also have a mix of utility scale as well as there’s resi and C&I projects in that portfolio. The capital structure of 8point3 today had non-amortizing debt, so that would have to be replaced in time in amortizing as you sold that portfolio. The asset level structures were already in place around the tax equities. There’s less flexibility for a new buyer there, and there’s also some less flexibility optimizing other value streams to buyers around O&M for instance.

When I think about the result of 8point3 relative to I think about the viability of the ongoing utility-scale business, I think there are clearly some differences there which give me comfort that although clearly, we preferred a higher number on 8point3 relative to where we ended up, it doesn’t give me significant doubts around our ability to successfully monetize our existing utility-scale portfolio at the margins that we’ve guided to.

Forward-Looking Statements

This document contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the expected timing and likelihood of completion of the proposed transaction, including the timing, receipt and terms and conditions of any required governmental approvals of the proposed transaction that could cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement; the risk of failure of the shareholders of 8point3 Energy Partners LP (the “Partnership”) to approve the proposed transaction; the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; and the matters discussed in Item 1A. “Risk Factors,” of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (the “SEC”).

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transactions. In connection with the proposed transactions, the Partnership will file with the SEC and furnish to the Partnership’s shareholders a proxy statement and other relevant documents.

BEFORE MAKING ANY VOTING DECISION, THE PARTNERSHIP’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.

Investors and shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. In addition, the proxy statement and the Partnership’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 14(d) of the Exchange Act will be available free of charge through the Partnership’s website at www.8point3energypartners.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

The Partnership and its general partner’s directors and executive officers, and First Solar, Inc. (the “Company”) and SunPower Corporation (“SunPower”) and their respective directors and executive officers, are deemed to be participants in the solicitation of proxies from the shareholders of the Partnership in respect of the proposed merger transaction. Information regarding the directors and executive officers of the Partnership’s general partner, the Company and SunPower is contained in the Partnership’s 2017 Form 10-K filed with the SEC on February 5, 2018, the Company’s 2017 Form 10-K filed with the SEC on February 23, 2018 and SunPower’s 2017 Form 10-K filed with the SEC on February 15, 2018, respectively. Free copies of these documents may be obtained from the sources described above.